Filed Pursuant to Rule 424 (b)(4)
Registration No. 333-205895

2,000,000 Shares

Common Stock

The selling stockholder identified in the prospectus is offering 2,000,000 shares. Benefitfocus will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

Our common stock is listed on the NASDAQ Global Market under the symbol “BNFT”. The last reported sale price of our common stock on the NASDAQ Global Market on August 6, 2015 was $37.11. We are a “controlled company” as defined under the NASDAQ Stock Market listing rules. However, upon completion of this offering, we might not remain a “controlled company.”

We are an “emerging growth company” under the federal securities laws and are eligible for reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 17.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$36.75	$73,500,000
Underwriting discount(1)	$1.654	$3,308,000
Proceeds, before expenses, to the selling stockholder	$35.096	$70,192,000

(1) The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting (Conflicts of Interest)” on page 36 of this prospectus for a description of the compensation payable to underwriters.

To the extent that the underwriters sell more than 2,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 300,000 shares from the selling stockholder at the offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on August 12, 2015.

Goldman, Sachs & Co.	Deutsche Bank Securities	Jefferies

Canaccord Genuity	Piper Jaffray	Raymond James

Prospectus dated August 6, 2015.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: Neither we, nor the selling stockholder, nor the underwriters have done anything that would permit this public offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus or incorporated by reference into this prospectus from our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015 and our other filings with the SEC listed in the section of this prospectus entitled “Incorporation of Documents by Reference.” You should read the following summary together with the more detailed information appearing in this prospectus, including the risk factors beginning on page 17, and in our financial statements and related notes included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015 and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2015 and August 3, 2015, before deciding whether to purchase shares of our common stock. Unless the context otherwise requires, we use the terms “Benefitfocus”, “the Company”, “our company”, “we”, “us”, and “our” in this prospectus to refer to the consolidated operations of Benefitfocus, Inc. and its consolidated subsidiaries as a whole.

Business Overview

Benefitfocus is a leading provider of cloud-based benefits software solutions for consumers, employers, insurance carriers, and brokers. The Benefitfocus platform provides an integrated suite of solutions that enables our employer and insurance carrier customers to more efficiently shop, enroll, manage, and exchange benefits information. Our web-based platform has a user-friendly interface designed to enable the insured consumers to access all of their benefits in one place. Our comprehensive solutions support core benefits plans, including healthcare, dental, life, and disability insurance, and voluntary benefits plans, such as critical illness, supplemental income, and wellness programs. As the number of employer benefits plans has increased, with each plan subject to many different business rules and requirements, demand for the Benefitfocus platform has grown.

The Benefitfocus platform enables our customers to simplify the management of complex benefits processes, from sales through enrollment and implementation to ongoing administration. It provides consumers with an engaging, highly intuitive, and personalized user interface for selecting and managing all of their benefits via the web or mobile devices. Employers use our solutions to streamline benefits processes, keep up with complex regulatory requirements, control costs, and offer a greater variety of plans to attract, retain, and motivate their employees. Insurance carriers use our solutions to more effectively market offerings, manage billing, and improve the enrollment process. We also provide a network of over 900 benefit provider data exchange connections, which facilitates the otherwise highly fragmented interaction among employees, employers, and carriers.

We serve two separate but related market segments. Our fastest growing market segment, the employer market, consists of employers offering benefits to their employees. Within this segment, we mainly target large employers with more than 1,000 employees, of which we believe there are approximately 18,000 in the United States. In our other market segment, we sell our solutions to insurance carriers, enabling us to expand our overall footprint in the benefits marketplace by aggregating many key constituents, including consumers, employers, and brokers. We believe our presence in both the employer and insurance carrier markets gives us a strong position at the center of the benefits ecosystem. As of June 30, 2015, we served approximately 25 million consumers on the Benefitfocus platform. As of June 30, 2015, we served 662 large employer customers, an increase from 121 as of December 31, 2009, and 52 carrier customers, an increase from 28 as of December 31, 2009.

We sell the Benefitfocus platform on a subscription basis, typically through annual contracts with our employer customers and multi-year contracts with our insurance carrier customers, with subscription fees paid monthly. The multi-year contracts with our carrier customers are generally only cancellable by the carrier in an instance of our uncured breach, although some of our carrier customers are able to terminate their respective contracts without cause or for convenience. Our software-as-a-service, or SaaS, model provides us visibility into our future operating results through increased revenue predictability, which enhances our ability to manage our business. Our company was founded in 2000, and we currently employ approximately 1,370 associates.

Industry Background

The administration and distribution of benefits to employees is a mainstay of the U.S. economy. Providing these benefits is costly and complex and requires the exchange of information, application of rules, and transfer of funds among a wide variety of constituents, including consumers, employers, insurance carriers, brokers, benefits outsourcers, payroll processors, and financial institutions. According to IBISWorld calculations, in 2015, the market for HR benefits administration in the United States is expected to grow to over $73 billion. In addition, Gartner estimates that in 2014, the U.S. insurance industry spent approximately $61 billion on software and related services.1

The variety and complexity of core benefits plans, including healthcare, dental, life, and disability insurance continues to grow. In addition, employers are increasingly offering a range of voluntary benefits plans, such as critical illness, supplemental income, and wellness programs. The current system for providing benefits is changing rapidly and suffers from significant inefficiency as a result of complexity, regulation, and the involvement of multiple parties, leaving room for substantial improvement along the entire benefits value chain.

Employer Market

Currently, we believe there are over 18,000 entities that employ more than 1,000 individuals. A significant and growing portion of employers’ costs is non-salary benefits, such as the health insurance that they provide to their employees. With healthcare and other premiums increasing, senior executives are prioritizing benefits administration in their organizations, searching for ways to contain costs without sacrificing benefits. In addition, the expense burden continues to shift to employees. Employees’ contributions to premiums for health insurance have grown from approximately $318 in 1999 to approximately $1,081 per employee in 2014. Employers recognize the importance of offering a greater variety of core and voluntary benefits as a means to attract, motivate, and retain employees. They must maintain relationships with multiple insurance carriers and many other benefits providers, placing a substantial administrative burden on their organizations.

Employers’ distribution, management, and administration of employee benefits has historically consisted of error-prone, paper-based processes, and a patchwork of customized software tools, which are costly to maintain, often lack necessary functionality, and fail to address the increasing complexity of the benefits marketplace. As benefits offerings become more complex and employees bear more of the cost of those benefits, HR software solutions that streamline information, simplify choices, and engage employees are increasingly in demand. Employees desire tailored, dynamic, and interactive communication of critical benefits information as they become accustomed to receiving personalized content through various consumer applications on a range of devices.

Legacy HR systems were generally designed as extensions of enterprise resource planning, or ERP, systems, built for back-office responsibilities like finance and accounting. As a result, these

[1]	Gartner, Forecast: Enterprise IT Spending by Vertical Industry Market, Worldwide, 2013-2019, 2Q15 Update, United States Insurance Market Spending (Health Insurance (payer) and Insurance (other than health)) on Software, IT Services, and Internal Services.

systems lack functionality and ease-of-use for employees. Many legacy HR systems were not designed to integrate with the broader benefits ecosystem, including brokers, carriers, and wellness providers. This results in expensive, error-prone, and frustrating experiences for employers and employees. Benefits outsourcers have attempted to compensate for the shortcomings of legacy HR systems, but they have generally lacked adequate technology solutions necessary to keep up with the rapidly evolving benefits landscape. As a result, employees are often not provided with the appropriate functionality and information required to select and manage their benefits effectively.

Modern technology, changing communication patterns, and a constantly evolving benefits ecosystem have changed the employee-employer relationship. HR executives continue to search for effective strategies to increase efficiency and contain costs, while increasing employee engagement and satisfaction. Employers are increasingly interested in SaaS solutions that can help capture and analyze benefits data and ultimately lead to healthier, happier, and more productive employees. In order to manage the distribution and administration of benefits effectively, employers need an integrated platform, capable of handling all benefits in one place and providing a highly personalized experience for employees.

Insurance Carrier Market

The employee benefits market consists of a myriad of insurance carriers and products. According to the U.S. Bureau of Labor Statistics, the single largest benefit provided to employees in the United States is healthcare insurance, often encompassing more than 90% of all insurance benefits spending by employers. According to SNL Financial data, the U.S. private healthcare insurance market consists of approximately 400 carriers covering approximately 276 million individual consumers. Carriers provide benefits primarily through over 5.7 million U.S. employers.

Large, national insurance carriers also offer numerous individual health plans of different types, including health maintenance organizations, preferred provider organizations, point-of-service plans, and health savings accounts across the 50 states. Each carrier offers a complex variety of health insurance plans, with each plan requiring multiple decisions to address the specific needs of employers and their individual employees. Despite widespread carrier consolidation, numerous disparate systems remain in place, with many large carriers operating on multiple IT systems. Carriers often rely on manual processes and siloed software applications to bridge gaps in legacy administration systems. Even as carriers attempt to modernize and keep up with evolving industry practices and a changing regulatory landscape, they have difficulty connecting with the broader healthcare system.

The effective delivery and management of healthcare benefits depends on the timely, continuous exchange of data among carriers, their employer customers, and individual members. Legacy benefits management systems often lack important functionality such as web and mobile self-service capabilities and real-time data exchange. Critical carrier processes, including member enrollment, billing, communications, and retail marketing have often been under-optimized or neglected by legacy systems, and carriers have devoted significant internal resources to cover technology gaps. In addition, healthcare reform mandates and the rise of exchanges have increased focus on carriers’ retail distribution capabilities, which require additional investment.

Governmental oversight, punctuated with the passage of the Patient Protection and Affordable Care Act, or PPACA, has led to an increasingly intricate regulatory framework under which health benefits are delivered, accessed, and maintained. PPACA significantly expands insurance coverage through the individual mandate, with the goal of providing healthcare insurance to all U.S. citizens. To encourage enrollment, PPACA introduces a new distribution model in the form of healthcare exchanges—online marketplaces that allow insurance carriers to compete directly for new members. PPACA authorized the creation of publicly funded state exchanges in which individuals and small businesses can purchase health insurance directly from carriers. In addition to these federally mandated public exchanges, a number of private entities, including benefit outsourcers, carriers, and brokers are establishing their own private exchanges. We expect private exchanges will be less rigid, promoting both health and non-health benefits, with substantially fewer rules around the types of benefits offered. As insurance carriers continue to bolster their retail distribution capabilities, we believe they will require new technology solutions to attract additional members through private exchanges.

The Benefitfocus Solutions

We provide a multi-tenant cloud-based benefit platform to the employer and carrier markets. The Benefitfocus platform offers an integrated suite of software solutions that enables our customers to more efficiently shop, enroll, manage, and exchange benefits information.

We believe our solutions help employers in the following important ways:

•

Simplify Benefits Enrollment.    Our solutions reduce the complexity of benefits enrollment by integrating all plan information in one place and presenting it to employees in an organized and easy-to-understand manner. Employees shop and enroll using a highly intuitive and engaging consumer-oriented interface.

•

Transition to Defined Contribution Benefits Funding Model.    Our solutions help enable employers’ ongoing shift to defined contribution plans. Defined contribution plans differ from traditional defined benefit plans as they grant employees a stipend with which to purchase benefits of their choosing. Defined contribution plans also offer more discretion and options compared to defined benefit plans. Our products support traditional defined benefit plans, allowing employees to select from a list of benefits offered by their employer, calculating required member contributions, and recording and transmitting elections and other important information to payroll. Separately, with respect to defined contribution plans, our exchange solutions help facilitate an online shopping environment with many benefits options that allows employees to select personalized benefit offerings to suit their individual needs.

•

Reduce Cost and Increase ROI.    Our solutions automate the benefits management process and reduce the cost associated with clerical errors and covering ineligible employees and dependents. Our solutions also include advanced analytics that enable employers and employees to quickly gather, report, and forecast benefit costs.

•

Attract, Retain, and Motivate Employees.    Our solutions help employers attract, retain, and motivate top talent by delivering benefits information through a highly intuitive and engaging user interface. We believe that when employees understand the value of their benefits, they are more likely to be satisfied with and engaged in their jobs.

•

Streamline HR Processes.    Our solutions eliminate the time-consuming and labor-intensive, often paper-based, processes associated with managing employee benefits plans, making HR professionals more efficient. Employers and HR professionals can efficiently enroll users or update information, and communicate or make changes to plans in real-time.

•

Integrate Seamlessly with other Related Systems.    Our solutions can be easily and securely integrated with a variety of related systems, including carrier membership and billing systems, payroll and HR systems, banks, and other third-party administrators. We provide a network of over 900 benefit provider data exchange connections. Our open architecture further extends our functionality by allowing third parties to develop and offer apps and services on our platform.

We believe our solutions help insurance carriers in the following important ways:

•	Attract and Maintain Membership. Our solutions allow carriers to maximize sales capacity and efficiency by communicating directly with their employer customers and individual members.

•

Reduce Administrative Costs.    The Benefitfocus platform allows carriers to automate and simplify various aspects of the benefits administration process, such as enrollment, plan changes, eligibility updates, and billing, from one centralized location.

•

Bolster Retail Distribution Capabilities Through Private Exchanges.    Our solutions help carriers respond to an evolving marketplace in which retail distribution capabilities are increasingly important to attracting and retaining new members. Our private exchange platform offers carriers a lower cost direct sales channel to employer groups and individuals. We offer the ability to sell both healthcare and non-healthcare benefit products in an online shopping environment that serves as an alternative to government-sponsored public exchanges.

•

Facilitate Real-Time Data Exchange.    Our solutions simplify interactions and data exchange, and foster collaboration among carriers and their partners, brokers, employer customers, and individual members. This allows carriers to rapidly tailor and offer new benefits packages.

Our Growth Strategy

We intend to strengthen our position as a leading provider of cloud-based benefits software solutions. Key elements of our growth strategy include the following:

•

Expand our Customer Base.    We believe that our current customer base represents a small fraction of our targeted employers and carriers that could benefit from our solutions. In order to reach new customers in our existing employer and carrier markets, we are aggressively investing in our sales and marketing resources and our channel marketing strategy.

•

Deepen our Relationships with our Existing Customer Base.    We are deepening our employer relationships by continuing to provide a unified platform to manage increasingly complex benefits processes and simplify the distribution and administration of employee benefits. We are expanding our carrier relationships through both the upsell of additional software products and increased adoption across our carriers’ member populations.

•

Extend our Suite of Applications and Continue our Technology Leadership.    We are extending the number, range, and functionality of our benefits applications. For example, we recently launched the new Benefitfocus Plan Shopping app, which allows employees to use actual claims data when comparing available benefits plans, helping them better understand the relationship among healthcare usage, available coverages options, and out-of-pocket costs. We have also extended the functionality of our products with various mobile applications. We intend to continue our collaboration with customers and partners, so we can respond quickly to evolving market needs with innovative applications and support our leadership position.

•

Further Develop our Partner Ecosystem.    We have established strong relationships with organizations such as Mercer, SuccessFactors, Allstate Insurance Company, Equifax, WageWorks, and others in a variety of industries to deliver best-in-class applications to our customers. We plan to continue to invest in our integration infrastructure to allow third parties and customers to build custom applications on the Benefitfocus platform and create deep integrations between their systems and ours.

•	Leverage our Corporate Culture. We believe our culture benefits our associates and customers and supports our growth. We plan to continue to invest in our culture to help attract and retain top design and engineering professionals that are passionate about Benefitfocus and motivated to create superior software technology.

•

Target New Markets.    We believe substantial demand for our solutions exists in markets and geographies beyond our current focus. We intend to leverage opportunities we believe will arise from the complexities of changing government regulation and increased enrollment impacting both Medicare and Medicaid. We also plan to grow our sales capability internationally by expanding our direct sales force and collaborating with strategic partners in new, international locations.

•

Selectively Pursue Strategic Acquisitions and Investments.    We might pursue acquisitions of or investments in complementary businesses and technologies that are consistent with our overall growth strategy. We believe that a selective acquisition and investment strategy could enable us to gain new customers, accelerate our expansion into new markets, and enhance our product capabilities.

Selected Risks Affecting Our Business

Our business is subject to a number of risks you should be aware of before making an investment decision. These risks are discussed more fully in “Risk Factors” beginning on page 17 and in the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015 and include:

•	We have had a history of losses, and we might not be able to achieve or sustain profitability.

•	Our quarterly operating results have fluctuated in the past and might continue to fluctuate, causing the value of our common stock to decline substantially.

•	We operate in a highly competitive industry, and if we are not able to compete effectively, our business and operating results will be harmed.

•	The market for our products and services is immature and volatile, and if it does not develop or if it develops more slowly than we expect, the growth of our business will be harmed.

•

If the number of individuals covered by our employer and carrier customers decreases or the number of products or services to which our employer and carrier customers subscribe decreases, our revenue will decrease.

•

If our security measures are breached or fail and unauthorized access is obtained to customers’ data, our service might be perceived as not being secure, customers might curtail or stop using our service, and we might incur significant liabilities.

•

We rely on third-party service providers, computer hardware and software, and our own systems for providing services to our customers, and any failure or interruption in these services, products or systems could expose us to litigation and negatively impact our customer relationships, adversely affecting our brand and our business.

•

Government regulation of the areas in which we operate creates risks and challenges with respect to our compliance efforts and our business strategies, imposes increased costs on us, delays or prevents our introduction of new service types, and could impair the function or value of our existing service types.

Recent Developments

On February 24, 2015, we entered into a Securities Purchase Agreement with Mercer LLC, or Mercer, one of our customers, pursuant to which we sold and issued to Mercer 2,817,526 shares of our outstanding common stock. At the same time, we also issued Mercer a warrant, or the Warrant, to purchase an additional 580,813 shares of our common stock for $26.50 per share at any time during the 30-month term of the Warrant. As a result, as of June 30, 2015, Mercer beneficially owned 11.6% of our outstanding common stock. The Securities Purchase Agreement provides that Mercer and its affiliates are restricted from, among other things, acquiring additional shares of our common stock such that they beneficially own more than 17.5% of our outstanding common stock and any shares issuable pursuant to the Warrant, subject to certain exceptions and limitations. Additionally, in connection with the Securities Purchase Agreement, we granted Mercer a right of first offer with respect to certain new issuances of our equity securities, as have certain of our other large stockholders with respect to sales of their shares of our common stock pursuant to a Right of First Offer Agreement. See “Description of Capital Stock – Right of First Offer.” Subject to certain conditions, Mercer has waived its right of first offer in connection with the offering contemplated by this prospectus.

In connection with the Securities Purchase Agreement, we entered into an amendment of the Mercer Exchange Software as a Service Agreement, or Alliance Agreement, with Mercer Health & Benefits LLC, a Delaware limited liability company and an affiliate of Mercer. The amendment to the Alliance Agreement, among other things, expands certain terms and conditions of the existing relationship between our Company and Mercer Health & Benefits LLC.

Financial Data

We have derived the following financial data for the three months ended June 30, 2015 and 2014 from our unaudited consolidated interim financial statements incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 3, 2015. This financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our unaudited consolidated financial statements, related notes, and other financial information incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.

Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014
	(in millions)
GAAP
Revenue	$42.7	$32.3
Gross profit	$19.1	$11.3

Non-gaap
Adjusted EBITDA	$(10.7)	$(13.5)

Revenue

Our revenue for the three months ended June 30, 2015 was $42.7 million, an increase of 32.1% from revenue of $32.3 million for the three months ended June 30, 2014. The increase in revenue for the three months ended June 30, 2015 is primarily related to revenue from new customers and completed implementations.

Gross profit

Our gross profit for the three months ended June 30, 2015 was $19.1 million, an increase of 68.7% from gross profit of $11.3 million for the three months ended June 30, 2014.

Adjusted EBITDA

Our adjusted EBITDA for the three months ended June 30, 2015 was $(10.7) million, an increase of (20.7)% from adjusted EBITDA of $(13.5) million for the three months ended June 30, 2014. The increase in adjusted EBITDA for the three months ended June 30, 2015 is primarily related to growth in revenue exceeding growth in expenses after considering net adjustments for adjusted EBITDA.

The following table presents a reconciliation from net loss to adjusted EBITDA for the three months ended June 30, 2015 and 2014.

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014
	(in millions)
Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(18.3)	$(18.2)
Depreciation	2.2	1.7
Amortization of software development costs	0.7	0.8
Amortization of acquired intangible assets	0.1	0.1
Interest income	(0.1)	—
Interest expense on building lease financing obligations	1.7	0.6
Interest expense on other borrowings	0.2	0.1
Income tax expense (benefit)	—	—
Stock-based compensation expense	2.8	1.4

Total net adjustments	$7.6	$4.7

Adjusted EBITDA	$(10.7)	$(13.5)

For additional information about our non-GAAP financial measures, including how they are defined, see “Summary Financial Data” elsewhere in this prospectus.

Key Metrics

As of June 30, 2015, we served approximately 662 large employer customers and 52 carrier customers. We added a net of 94 new large employer customers during the three months ended June 30, 2015. For additional information about our key metrics, including how they are defined and measured, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Performance Metrics” included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 3, 2015.

For additional information regarding the various risks and uncertainties inherent in estimates such as the above, see “Special Note Regarding Forward-Looking Statements and Industry Data” elsewhere in this prospectus.

Corporate Information and Structure

Following this offering, approximately 49.3% of our outstanding common stock will be beneficially owned by a group of our significant stockholders, including funds associated with The Goldman Sachs Group, Inc. and Oak Investment Partners XII, L.P., and our Executive Chairman, Mason R. Holland, Jr., and Chief Executive Officer, Shawn A. Jenkins. In particular, the funds associated with The Goldman Sachs Group collectively will beneficially own approximately 22.7% of our common stock (or approximately 21.7% of our common stock assuming the full exercise of the underwriters’ option to purchase additional shares). As a result of the beneficial ownership of our common stock by our significant stockholders after this offering, we might not remain a “controlled company” under the NASDAQ Stock Market listing rules and be exempt from the corporate governance requirements that a majority of our directors be independent, as defined in the NASDAQ Stock Market listing rules, and that our compensation and nominating and corporate governance committees consist entirely of independent directors. While a majority of the members of our board of directors and all of the members of our compensation committee are independent directors, our nominating and corporate governance committee does not consist entirely of independent directors. Goldman, Sachs & Co. is one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)”.

In addition, due to the size of its voting and economic interest in our company, we are deemed to be controlled by The Goldman Sachs Group, and are considered to be its “subsidiary,” under the Bank Holding Company Act, or BHC Act. As a result, certain restrictions applicable to Goldman Sachs under the BHC Act are expected to apply to the Company as well. We are subject to regulation, supervision, examination and potential enforcement action by the Federal Reserve, and we are restricted from engaging in activities that are not permissible under the BHC Act, or the rules and regulations promulgated thereunder. Permitted activities for a bank holding company or any controlled subsidiary include activities that the Federal Reserve has previously determined to be complementary to financial activities, including data processing services such as those that we provide with our software solutions, and we believe that our current and anticipated business activities are permitted under the BHC Act.

We have agreed to certain covenants that are primarily intended to facilitate The Goldman Sachs Group’s compliance with the BHC Act, including rights to access certain of our information and to review the policies and procedures that we implement to comply with the laws and regulations that relate to our activities. We will be obligated to provide The Goldman Sachs Group with notice of certain events and business activities and cooperate with The Goldman Sachs Group to mitigate potential adverse consequences resulting from those activities. We do not believe our status as a subsidiary of The Goldman Sachs Group under the BHC Act will have a material impact on our business or operations.

In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law by President Obama on July 21, 2010, including Title VI known as the “Volcker Rule”. U.S. financial regulators approved final rules to implement the Volcker Rule in December 2013. The Volcker Rule, in relevant part, restricts banking entities from proprietary trading (subject to certain exemptions) and from acquiring or retaining any equity, partnership or other interests in, or sponsoring, a private equity fund, subject to satisfying certain conditions, and from engaging in certain transactions with funds.

Our principal executive offices are located at 100 Benefitfocus Way, Charleston, South Carolina 29492. The telephone number of our principal executive offices is (843) 849-7476. Our website is www.benefitfocus.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

Benefitfocus, HR InTouch, HR InTouch Marketplace, Benefitfocus eEnrollment, Benefitfocus eBilling, Benefitfocus eExchange, Benefitfocus eSales, All your benefits. In your pocket., and other trademarks or service marks of Benefitfocus appearing in this prospectus are the property of Benefitfocus. This prospectus may refer to brand names, trademarks, service marks, or trade names of other companies and organizations, and these brand names, trademarks, service marks, and trade names are the property of their respective holders.

The Offering

Common stock offered by the selling stockholder	2,000,000 shares

Common stock to be outstanding after this offering	28,723,308 shares

Option to purchase additional shares offered to underwriters	To the extent that the underwriters sell more than 2,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 300,000 shares from the selling stockholder. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	The shares of common stock offered by this prospectus are being registered for the account of the selling stockholder named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholder and we will not receive any proceeds from the resale of the common stock by the selling stockholder. We will incur all costs associated with this registration statement and prospectus.

NASDAQ Global Market symbol	“BNFT”

Conflicts of Interest	Goldman, Sachs & Co., an underwriter of this offering, is an affiliate of each of GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Fund, L.P., and GS Capital Partners VI GmbH & CO. KG, which we refer to as the Goldman Funds. Since the Goldman Funds beneficially own more than 10% of our outstanding common stock and will receive greater than five percent of the net proceeds from this offering, not including underwriting compensation, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5110 and Rule 5121 of the Conduct Rules. See “Underwriting (Conflicts of Interest)”.

Except as otherwise indicated, all references in this prospectus to the number of shares of our common stock to be outstanding after this offering is based on 28,723,308 shares outstanding as of June 30, 2015, after giving effect to the assumptions in the following paragraph, and excludes:

•

2,134,685 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $7.61 per share, of which 1,910,175 shares with a weighted-average exercise price of $7.18 per share were vested and exercisable;

•	998,889 shares of common stock issuable upon vesting of restricted stock units, of which none were vested and exercisable;

•	580,813 shares of common stock issuable upon exercise of a warrant at an exercise price of $26.50 per share; and

•	1,615,669 shares of common stock available for future issuance under our stock plans.

Except as otherwise indicated, all information in this prospectus:

•	assumes no exercise by the underwriters of their option to purchase up to an additional 300,000 shares from the selling stockholder.

Summary Financial Data

We have derived the following summary financial data as of and for the years ended December 31, 2014, 2013 and 2012 from our audited financial statements incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015. This summary financial data should be read in conjunction with the sections entitled “Consolidated Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements, related notes, and other financial information incorporated by reference into this prospectus from the Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

We have derived the following summary consolidated statement of operations data for the three months ended June 30, 2015 and 2014 and balance sheet data as of June 30, 2015 from our unaudited consolidated interim financial statements incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 3, 2015. This summary financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our unaudited consolidated financial statements, related notes, and other financial information incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.

Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

Consolidated Statements of Operations Data

	Three Months Ended June 30,		Years Ended December 31,
	2015	2014	2014	2013	2012
	(in thousands, except share and per share data)
Revenue	$42,708	$32,337	$137,420	$104,752	$81,739
Cost of revenue (1)	23,640	21,037	87,470	62,411	44,400

Gross profit	19,068	11,300	49,950	42,341	37,339
Operating expenses:
Sales and marketing (1)	15,804	14,067	48,467	36,072	27,905
Research and development (1)	13,271	10,372	41,729	23,532	14,621
General and administrative (1)	6,393	4,272	18,657	10,974	7,494
Change in fair value of contingent consideration	—	—	—	(43)	121

Total operating expenses	35,468	28,711	108,853	70,535	50,141

Loss from operations	(16,400)	(17,411)	(58,903)	(28,194)	(12,802)
Total other expense, net	(1,879)	(774)	(4,251)	(2,198)	(1,987)

Loss before income taxes	(18,279)	(18,185)	(63,154)	(30,392)	(14,789)
Income tax expense (benefit)	5	15	25	(31)	84

Net loss	$(18,284)	$(18,200)	$(63,179)	$(30,361)	$(14,873)

Net loss per common share - basic and diluted	$(0.64)	$(0.72)	$(2.51)	$(2.99)	$(3.09)

Weighted-average common shares outstanding - basic and diluted	28,633,992	25,200,093	25,207,099	10,144,243	4,812,632

Other Financial Data:
Adjusted EBITDA (2)	$(10,711)	$(13,505)	$(43,844)	$(18,915)	$(3,594)

(1)	Cost of revenue and operating expenses include stock-based compensation expense as follows:

	Three Months Ended June 30,		Years Ended December 31,
	2015	2014	2014	2013	2012
	(in thousands)
Cost of revenue	$434	$213	$986	$274	$195
Sales and marketing	713	371	1,395	171	68
Research and development	613	366	1,376	255	130
General and administrative	1,021	401	1,831	502	319

(2)	We define adjusted EBITDA as net loss before net interest and other expense, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense and expense related to the impairment of goodwill and intangible assets. See “Adjusted EBITDA” below for more information and for a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Our Segments

	Three Months Ended June 30,		Years Ended December 31,
	2015	2014	2014	2013	2012
	(in thousands)
Revenue from external customers by segment:
Employer	$20,779	$14,289	$62,016	$40,656	$23,760
Carrier	21,929	18,048	75,404	64,096	57,979

Total net revenue from external customers	$42,708	$32,337	$137,420	$104,752	$81,739

Gross profit by segment:
Employer	$7,571	$3,586	$16,186	$13,316	$9,810
Carrier	11,497	7,714	33,764	29,025	27,529

Total gross profit	$19,068	$11,300	$49,950	$42,341	$37,339

Consolidated Balance Sheet Data

	As of June 30,	As of December 31,
	2015	2014	2013	2012
	(in thousands)
Cash and cash equivalents	$40,424	$51,074	$65,645	$19,703
Marketable securities	48,091	5,135	13,168	—
Accounts receivable, net	20,322	21,311	23,668	13,372
Total assets	174,204	140,018	139,611	58,226
Deferred revenue, total	94,222	94,510	80,221	57,520
Total liabilities	170,568	182,841	128,179	89,357
Total redeemable convertible preferred stock	—	—	—	135,478
Common stock	29	26	24	6,109
Additional paid-in capital	302,798	223,409	214,487	—
Total stockholders’ equity (deficit)	3,636	(42,823)	11,432	(166,609)

Adjusted EBITDA

Within this prospectus we use adjusted EBITDA to provide investors with additional information regarding our financial results. Adjusted EBITDA is a non-GAAP financial measure. We have provided below a reconciliation of this measure to the most directly comparable GAAP financial measure, which for adjusted EBITDA is net loss.

We have included adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, we believe that the exclusion of the expenses eliminated in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results.

Adjusted EBITDA represents our earnings before net interest, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation and impairment of goodwill and intangible assets. We believe that the exclusion of the expenses eliminated in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results. However, adjusted EBITDA is not a measure calculated in accordance with United States generally accepted accounting principles, or GAAP, and should not be considered as alternatives to any measures of financial performance calculated and presented in accordance with GAAP.

Our use of adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation;

•	adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us; and

•	other companies, including companies in our industry, might calculate adjusted EBITDA or a similarly titled measure differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider adjusted EBITDA alongside other GAAP-based financial performance measures, including various cash flow metrics, gross profit, net loss and our other GAAP financial results. The following table presents for each of the periods indicated a reconciliation of adjusted EBITDA to the most directly comparable GAAP financial measure, which for adjusted EBITDA is net loss:

	Three Months Ended June 30,		Years Ended December 31,
	2015	2014	2014	2013	2012
	(in thousands)
Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(18,284)	$(18,200)	$(63,179)	$(30,361)	$(14,873)
Depreciation	2,156	1,712	6,931	5,231	5,080
Amortization of software development costs	671	767	2,257	2,618	3,145
Amortization of acquired intangible assets	76	77	305	323	335
Interest income	(56)	(24)	(77)	(46)	(53)
Interest expense on building lease financing obligations	1,730	648	3,624	1,768	1,774
Interest expense on other borrowings	210	149	682	381	202
Income tax expense (benefit)	5	15	25	(31)	84
Stock-based compensation expense	2,781	1,351	5,588	1,202	712

Total net adjustments	7,573	4,695	19,335	11,446	11,279

Adjusted EBITDA	$(10,711)	$(13,505)	$(43,844)	$(18,915)	$(3,594)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties and all other information contained in or incorporated by reference into this prospectus, including the risks and uncertainties described below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, which are incorporated by reference herein, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, together with the consolidated financial statements and the related notes in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, before deciding to invest in shares of our common stock. If any of the risks described below or incorporated by reference herein were to materialize, our business, financial condition, results of operations, and future growth prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or all of your investment in our common stock.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the price at which you purchase it.

The stock market historically has experienced extreme price and volume fluctuations. As a result of this volatility, you might not be able to sell your common stock at or above the price at which you purchase it. The public market for our stock is very new. From our IPO in September 2013 through June 30, 2015, the per share trading price of our common stock has been as high as $77.00 and as low as $19.58. It might continue to fluctuate significantly in response to various factors, some of which are beyond our control. These factors include:

•	our operating performance and the operating performance of similar companies;

•	the overall performance of the equity markets;

•	announcements by us or our competitors of acquisitions, business plans, or commercial relationships;

•	threatened or actual litigation;

•	changes in laws or regulations relating to the sale of health insurance;

•	any major change in our board of directors or management;

•	publication of research reports or news stories about us, our competitors, or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	large volumes of sales of our shares of common stock by existing stockholders; and

•	general political and economic conditions.

In addition, the stock market in general, and the market for Internet-related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations might be even more pronounced in the relatively new trading market for our stock. Additionally, securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future, and the success of an investment in shares of our common stock will depend upon future appreciation in its value, if any. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares.

Future sales of shares of our common stock by existing stockholders could depress the market price of our common stock.

Following the completion of this offering, based on the number of shares outstanding as of June 30, 2015, 28,723,308 shares of our common stock will be outstanding. All of the 2,000,000 shares being sold in this offering will be freely tradeable immediately after this offering (except for shares purchased by affiliates) and of the remaining 26,723,308 shares outstanding as of June 30, 2015, assuming no exercise of outstanding options or warrants after June 30, 2015, 13,666,470 shares may be sold upon expiration of lock-up agreements entered into in connection with this offering 60 days after the date of this offering (subject to volume and other restrictions of Rule 144).

On November 12, 2013, we also registered an aggregate of 6,249,766 shares of our common stock that we may issue under our stock plans. These shares can be freely sold in the public market upon issuance, subject to any outstanding lock-up agreements, unless they are held by “affiliates”, as that term is defined in Rule 144 of the Securities Act. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock.

You will experience immediate and substantial dilution.

The public offering price of our common stock being sold by the selling stockholder in this offering is considerably more than the net tangible book value per share of our outstanding common stock immediately after this offering. Accordingly, you will pay a price per share that substantially exceeds, on a per share basis, the value of our assets after subtracting liabilities. In addition, if outstanding options are exercised or other stock rights such as restricted stock units vest, there could be further dilution. For more information refer to “Dilution”.

A limited number of stockholders will have the ability to influence the outcome of director elections and other matters requiring stockholder approval.

After this offering, our directors, executive officers, and their affiliated entities will beneficially own approximately 50.3% of our outstanding common stock (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options after June 30, 2015). In particular, after this offering, the Goldman Funds collectively will beneficially own approximately 22.7% (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options after June 30, 2015). These stockholders, if they act together, could exert substantial influence over matters requiring approval by our stockholders, including the amendment of our certificate of incorporation and bylaws, and the approval of mergers or other business combination transactions.

Additionally, the Goldman Funds, Oak Investment Partners XII, L.P., Mason R. Holland, Jr., our Executive Chairman and a director, and Shawn A. Jenkins, our Chief Executive Officer and a director, entered into a voting agreement for the election of directors. After this offering, these stockholders collectively will beneficially own approximately 49.3% of our common stock (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options after June 30, 2015). Pursuant to the voting agreement, the parties agree to vote all of their shares to elect two directors nominated by the Goldman Funds, one director nominated by Oak Investment Partners, and each of Messrs. Holland and Jenkins to our board of directors. As a result, these stockholders will have significant influence on the outcome of director elections. This concentration of ownership might discourage, delay, or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce our stock price. These actions may be taken even if they are opposed by other stockholders.

Following the offering, we might not remain a “controlled company” within the meaning of the NASDAQ Stock Market listing rules and take advantage of exemptions from certain corporate governance requirements.

Following this offering, approximately 49.3% of the voting power of our outstanding common stock (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options after June 30, 2015) will be beneficially owned by a group of our significant stockholders consisting of Oak Investment Partners XII, L.P., the Goldman Funds, and Messrs. Holland and Jenkins. Under the NASDAQ Stock Market listing rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and is exempt from the corporate governance requirements that a majority of its directors be independent, as defined in the NASDAQ Stock Market listing rules, and that its compensation and nominating and corporate governance committees consist entirely of independent directors. As a result, we might not be able to rely on the “controlled company” exemption under the NASDAQ Stock Market listing rules. While a majority of the members of our board of directors and all of the members of our compensation committee are independent directors, our nominating and corporate governance committee does not consist entirely of independent directors. While we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ Stock Market’s corporate governance requirements.

Affiliates of Goldman, Sachs & Co., the lead underwriter in this offering, hold a controlling equity interest in our company, which could expose us to risks associated with Goldman’s conflict of interest.

A controlling equity interest in our company is held in the aggregate by the Goldman Funds, each of which is affiliated with Goldman, Sachs & Co., the lead underwriter in this offering. Prior to this offering, the Goldman Funds held the following equity securities: (i) 1,094,398 shares of our common stock were held directly by GS Capital Partners VI Parallel, L.P., (ii) 3,310,322 shares of our common stock were held directly by GS Capital Partners VI Offshore Fund, L.P., (iii) 3,979,876 shares of our common stock were held directly by GS Capital Partners VI Fund, L.P., and (iv) 141,445 shares of our common stock were held directly by GS Capital Partners VI GmbH & CO. KG. The Goldman Funds propose to sell up to 2,000,000 shares in this offering, and will receive all the proceeds of this offering, not including underwriting compensation. Consequently, Goldman, Sachs & Co. has a conflict of interest within the meaning of Rule 5121 of the FINRA Rules.

Provisions in our restated certificate of incorporation and amended and restated bylaws and Delaware law might discourage, delay, or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our certificate of incorporation and bylaws and Delaware law might discourage, delay, or prevent a merger, acquisition, or other change in control that stockholders consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions might also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	limitations on the removal of directors;

•	advance notice requirements for stockholder proposals and nominations;

•	limitations on the ability of stockholders to call special meetings;

•	the inability of stockholders to act by written consent once The Goldman Sachs Group and its affiliates cease to own at least 35% of our voting equity;

•	the inability of stockholders to cumulate votes at any election of directors;

•	the classification of our board of directors into three classes with only one class, representing approximately one-third of our directors, standing for election at each annual meeting; and

•	the ability of our board of directors to make, alter or repeal our bylaws.

Our Board of Directors has the ability to designate the terms of and issue new series of preferred stock without stockholder approval. In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors are willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Our business is subject to changing regulations regarding corporate governance, disclosure controls, internal control over financial reporting, and other compliance areas that will increase both our costs and the risk of noncompliance.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Act, and the rules and regulations of our stock exchange. The requirements of these rules and regulations will increase our legal, accounting, and financial compliance costs, might make some activities more difficult, time-consuming, and costly, and place undue strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Commencing with our fiscal year ending December 31, 2014, we performed system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our ongoing compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts.

We are required to disclose changes made to our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the

Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, if we take advantage of the exemption available under the JOBS Act to the auditor attestation requirement in Section 404(b) of the Sarbanes-Oxley Act. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC, or other regulatory authorities, which would require additional financial and management resources.

Failure to develop and maintain adequate financial controls could cause us to have material weaknesses, which could adversely affect our operations and financial position.

As previously reported, in the first quarter of 2014, we identified a material weakness in internal controls over the accounting for leasing transactions which resulted in the identification of a material error in the accounting for our headquarters lease executed in May 2005. We might in the future discover other material weaknesses that require remediation. In addition, an internal control system, no matter how well-designed, cannot provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we might not be able to produce timely and accurate financial statements. If that were to happen, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC, or other regulatory authorities.

Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations regarding the effectiveness of our internal control over financial reporting that we are required to include in our periodic reports filed with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures or internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers, and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not be effective, however, in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In the event that we are not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, that our internal controls are perceived as inadequate, or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and our stock price could decline.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved, and exemptions from the requirements of auditor attestation reports on the effectiveness of our internal control over financial reporting. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the end of the fiscal year in which we have total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period, or (iv) September 17, 2018.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends, to some extent, on the research and reports that securities or industry analysts publish about us and our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or change their opinion of our common stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference into this prospectus regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “predict”, “project”, “will”, “would”, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our ability to attract and retain customers;

•	our financial performance;

•	the advantages of our solutions as compared to those of others;

•	our ability to establish and maintain intellectual property rights;

•	our ability to retain and hire necessary associates and appropriately staff our operations; and

•	our estimates regarding capital requirements and needs for additional financing.

We might not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, and in the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, which could cause actual results or events to differ materially from the forward-looking statements that we make.

You should read this prospectus, the documents incorporated by reference into this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our products. Some of the market data contained in this prospectus is based on independent industry publications, including those generated by IBISWorld, Gartner, Inc., SNL Financial, The Kaiser Family Foundation and Health Research & Educational Trust, and other publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe and act as if the third party data contained herein, and the underlying economic assumptions relied upon therein, are generally reliable. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

The Gartner Report described herein, “Forecast: Enterprise IT Spending by Vertical Industry Market, Worldwide, 2013-2019, 2Q15 Update”, July 24, 2015, or the Gartner Report, represents data, research opinion or viewpoints published as part of a syndicated subscription service, by Gartner, Inc., or Gartner, and is not a representation of fact. The Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report are subject to change without notice.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholder named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholder and we will not receive any proceeds from the resale of the common stock by the selling stockholder. We will incur all costs associated with this registration statement and prospectus.

DILUTION

Our net tangible book value per share of our common stock will be substantially below the public offering price. You will therefore incur immediate and substantial dilution of $36.71 per share, based on a public offering price of $36.75 per share. As a result, if we are liquidated, you might not receive the full value of your investment.

Dilution in net tangible book value per share represents the difference between the amount per share of our common stock that you pay in this offering and the net tangible book value per share of our common stock immediately afterwards. Net tangible book value per share represents (1) the total pro forma net tangible assets, divided by (2) the number of shares of our common stock outstanding.

Our net tangible book value at June 30, 2015 was approximately $1.2 million, or $0.04 per share. This amount represents an immediate dilution in net tangible book value of $36.71 per share to you. The following table illustrates this dilution per share:

Public offering price per share	$36.75
Net tangible book value per share as of June 30, 2015	$0.04
Dilution per share to you	$36.71

As of June 30, 2015, there were options outstanding to purchase a total of 2,134,685 shares of our common stock at a weighted average exercise price of $7.61 per share, 998,889 shares of common stock issuable upon vesting of restricted stock units and an outstanding warrant to purchase 580,813 shares of common stock at an exercise price of $26.50 per share. To the extent outstanding options or warrants are exercised or restricted stock units vest, you would experience further dilution.

SELLING STOCKHOLDER

The following table sets forth the shares beneficially owned, as of June 30, 2015, by the selling stockholder prior to the offering contemplated by this prospectus, the number of shares the selling stockholder is offering by this prospectus, and the number of shares which it would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The underwriters have an option to purchase up to 300,000 additional shares of our common stock from the selling stockholder. For purposes of the table below, applicable percentage ownership prior to and after the completion of this offering is based on 28,723,308 shares of common stock outstanding as of June 30, 2015 and only assumes the exercise in full of the underwriters option where indicated.

The information in the table below with respect to the selling stockholder has been obtained from that selling stockholder. Based on information provided to us, while the selling stockholder is an affiliate of a broker-dealer, it did not purchase shares of our common stock outside the ordinary course of business or at the time of its acquisition of shares of our common stock, have any agreements, understandings, or arrangements with any other persons, directly or indirectly, to dispose of the shares. Except as indicated in footnotes to this table, we believe that the selling stockholder named in this table has sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by it, based on information provided to us by such stockholder.

Name of Selling Stockholder	Shares Beneficially Owned before the Offering			Number of Shares Offered—No Exercise of Underwriters’ Option	Shares Beneficially Owned after the Offering—No Exercise of Underwriters’ Option (1)		Additional Number of Shares Offered—Full Exercise of Underwriters’ Option	Shares Beneficially Owned after the Offering—Full Exercise of Underwriters’ Options (1)
	Shares		Percentage		Shares	Percentage		Shares	Percentage
The Goldman Sachs Group, Inc.	8,526,041	(2)	29.68%	2,000,000	6,526,041	22.72%	300,000	6,226,041	21.68%

(1)	The selling stockholder may offer and sell all or a part of the common stock pursuant to this prospectus, but no estimates can be made as to the amount of shares of common stock that will be held by the selling stockholder after the completion of this offering.

(2)	Consists of (i) 1,094,398 shares of common stock held directly by GS Capital Partners VI Parallel, L.P., (ii) 3,310,322 shares of common stock held directly by GS Capital Partners VI Offshore Fund, L.P., (iii) 3,979,876 shares of common stock held directly by GS Capital Partners VI Fund, L.P., and (iv) 141,445 shares of common stock held directly by GS Capital Partners VI GmbH & CO. KG, collectively the “Goldman Funds”. Affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of each of the Goldman Funds. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of the Goldman Funds. Therefore, The Goldman Sachs Group, Inc. is the ultimate parent of the investment manager of the Goldman Funds. Joseph P. DiSabato, who has served as a member of our board of directors since 2007, is also a managing director of Goldman, Sachs & Co. The address of the Goldman Funds and Mr. DiSabato is 200 West Street, New York, New York 10282.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our certificate of incorporation, our bylaws, and to the provisions of applicable Delaware law.

Common Stock

As of June 30, 2015, there were 28,723,308 shares of our common stock outstanding and held by approximately 78 stockholders of record. After this offering, there will be 28,723,308 shares of our common stock outstanding (assuming no exercise of options or warrants after June 30, 2015).

•

Dividend Rights.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine. All dividends are non-cumulative.

•

Voting Rights.    The holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights.

•

No Preemptive or Similar Rights.    The holders of our common stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

•

Right to Receive Liquidation Distributions.    Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

•	Fully Paid and Non-Assessable. All of the outstanding shares of our common stock are, and the shares of our common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

•

Potential Adverse Effect of Future Preferred Stock.    The rights, preferences and privileges of the holders of common stock are subject to, and might be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further action by our stockholders. Our board can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding unless approved by the affirmative vote of the holders of a majority of our capital stock entitled to vote, or such other vote as may be required by the certificate of designation establishing the series. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control or the removal of management and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Stock Awards Available For Issuance

As of June 30, 2015, total stock awards, including options and stock rights, to exchange or purchase a total of 1,615,669 shares of common stock remain available for future issuance under our stock plans.

Warrant

On February 24, 2015, we entered into a Securities Purchase Agreement with Mercer. At the same time, we also issued Mercer a warrant, or the Warrant, for the purchase of 580,813 shares of our common stock for $26.50 per share at any time during the 30-month term of the Warrant. Mercer is entitled to exercise the Warrant in whole or in part at any time, or from time to time, at or prior to the expiration of the 30-month term of the Warrant. In addition, the Warrant provides anti-dilution protections to Mercer, including protection in the event that we declare or pay a dividend or make a distribution of our common stock payable in our common stock, subdivide or split the outstanding shares of our common stock into a greater number of shares, or combine or reclassify the outstanding shares of our common stock into a smaller number of shares.

Registration Rights

Following the completion of this offering and assuming no exercise of options or warrants after June 30, 2015, stockholders holding approximately 16,336,655 shares of our common stock will have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. The holders of at least 66-2/3% of the then outstanding shares subject to these registration rights have the right to demand that we register such shares under the Securities Act of 1933, as amended, or Securities Act, with respect to shares having an aggregate offering price of at least $5,000,000, and subject to other limitations. In addition, these holders are entitled to piggyback registration rights with respect to the registration under the Securities Act of shares of common stock. In the event that we propose to register any shares of common stock under the Securities Act either for our account or for the account of other security holders, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and to include shares in any such registration, subject to limitations. Further, the holders of at least 5% of the shares subject to these registration rights may require us to file registration statements under the Securities Act on Form S-3 with respect to shares of common stock having an aggregate offering price, net of selling expenses, of at least $5,000,000. To the extent that we qualify as a well-known seasoned issuer, or WKSI, at the time a requisite number of holders demand the registration of shares subject to these registration rights, we will file an automatic shelf registration statement covering the shares for which registration is demanded if so requested by the holders of such shares. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by such security holders to be included in such registration. We are generally required to bear all of the expenses of such registrations, including reasonable fees of a single counsel acting on behalf of all selling holders, except underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

Right of First Offer

In connection with the Securities Purchase Agreement that we entered into with Mercer, we granted Mercer a right of first offer with respect to certain new issuances of our equity securities, as have certain of our large stockholders with respect to sales of their shares of our common stock pursuant to a Right of First Offer Agreement. In general, we and the applicable stockholders are required to offer Mercer the right to purchase any shares of our common stock or other equity securities of our company that we or such stockholders propose to issue or sell, at a price we or the stockholders, as applicable, specify, and if Mercer declines to purchase such shares or other securities at such price, we or the stockholders may issue or sell such securities to one or more third parties at a price no less than the price offered to Mercer. These rights of first offer are subject to the limitation on acquisitions of additional shares of common stock by Mercer under certain standstill restrictions, and are also subject to certain other exceptions, including only applying to 50% of shares or other securities proposed to be sold by any stockholder in a registered offering or certain other similar forms of sales. These rights of first offer will remain in effect until the earlier of (i) the expiration or termination of the Mercer Exchange Software as a Service Agreement between Mercer Health & Benefits LLC and us and (ii) the first date on which Mercer and its affiliates own less than (A) 75% of the shares of our common stock acquired on February 24, 2015 or (B) 5% of our common stock outstanding, in each case in this clause (ii), for a period of at least 45 consecutive days. Subject to certain conditions, Mercer has waived its right of first offer with respect to the offering contemplated by this prospectus.

Certain Provisions of our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our certificate of incorporation, and our bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company.

Delaware Law.    We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and by specified employee stock plans; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

•

A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control. Because the Goldman Funds beneficially held more than 15% of our shares at the time we became subject to Delaware law, our restated certificate of incorporation exempts the Goldman Funds and their affiliates from being an “interested stockholder” within the meaning of Section 203.

Certificate of Incorporation and Bylaw Provisions.    Various provisions of our certificate of incorporation and bylaws could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

Board of Directors Vacancies.    Our certificate of incorporation and bylaws authorize only our board or the stockholders at a duly called meeting for that purpose to fill vacant directorships. In addition, the number of directors constituting our board is permitted to be set only by a resolution adopted by a majority of our board. These provisions would prevent a stockholder from increasing the size of our board and then gaining control of our board by filling the resulting vacancies with its own nominees.

Classified Board.    Our bylaws provide that our board is classified into three classes of directors. This could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

Stockholder Action; Special Meeting of Stockholders.    Our bylaws provide that our stockholders may take action by written consent, but only until the first date after The Goldman Sachs Group, Inc. and its affiliates no longer beneficially own at least 35% of our voting equity. After that time, our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Our bylaws further provide that special meetings of our stockholders may be called only by a majority of our board, the chairman of our board, by such other person the board expressly authorizes to call a special meeting, or by stockholders representing at least 35% of the votes entitled to be cast on any issue proposed to be considered at such special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year’s annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier or 60 days later than such anniversary, notice by the stockholder, to be timely, must be received not earlier than the 120th day nor later to the 90th day prior to the date of such annual meeting or, if later, the 10th day following the date we publicly disclose the date of the annual meeting. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Issuance of Undesignated Preferred Stock.    Our board has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board. Our board may utilize these shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefits plans. The existence of authorized but unissued shares of preferred stock would enable our board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means. If we issue such shares without stockholder approval and in violation of limitations imposed by any stock exchange on which our stock may then be trading, our stock could be delisted.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Limited.

Stock Exchange Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “BNFT”.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

APPLICABLE TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income and estate tax considerations related to the purchase, ownership, and disposition of our common stock that are applicable to a “non-U.S. holder” (defined below). This section does not address tax considerations applicable to other investors, such as U.S. persons (defined below). They are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of the common stock.

This summary:

•

is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, Treasury tax regulations promulgated or proposed under it, judicial authority, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, each as of the date of this prospectus and each of which are subject to change at any time, possibly with retroactive effect;

•	is applicable only to non-U.S. holders who hold the shares as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment);

•	does not discuss the applicability of any U.S. state or local taxes, non-U.S. taxes or any other U.S. federal tax except for U.S. federal income tax and estate tax; and

•

does not address all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or who are subject to special treatment under U.S. federal income tax laws, including but not limited to:

•	U.S. expatriates and former citizens and long-term residents of the United States;

•	banks, financial institutions, or “financial services entities”;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	investors holding the common stock as part of a “straddle”, “hedge”, “conversion transaction”, or other risk-reduction transaction;

•	“controlled foreign corporations” and “passive foreign investment companies”, as defined in the Code; and

•	persons subject to the alternative minimum tax.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock that is neither a “U.S. person” nor a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes. A “U.S. person” is:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, then the U.S. federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership’s activities. Partners and partnerships should consult their own tax advisors with regard to the U.S. federal income tax treatment of an investment in our common stock.

Distributions to Non-U.S. Holders

Distributions of cash or property, if any, paid to a non-U.S. holder of the common stock will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If the amount of a distribution exceeds both our current and accumulated earnings and profits, such excess will first constitute a nontaxable return of capital, which will reduce the holder’s tax basis in the common stock, but not below zero, and thereafter will be treated as gain from the sale of the common stock (see “—Sale or Taxable Disposition of Common Stock by Non-U.S. Holders” below).

Subject to the following paragraphs, dividends on the common stock generally will be subject to U.S. federal withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (1) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (2) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then you may obtain a refund of that excess amount by timely filing a claim for refund with the IRS.

To claim the benefit of a reduced rate of or an exemption from U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required (1) to satisfy certain certification requirements, which may be made by providing us or our agent with a properly executed and completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a U.S. person, or (2) if the common stock is held through certain non-U.S. intermediaries, to satisfy the relevant certification requirements of the applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment, or a fixed base in the case of an individual non-U.S. holder, that is maintained by the non-U.S. holder in the United States) (“effectively connected dividends”) are not subject to the U.S. federal withholding tax, provided that the non-U.S. holder certifies, under penalty of perjury, that the dividends paid to such holder are effectively connected dividends on a properly executed and completed IRS Form W-8ECI (or other applicable form). Instead, any such dividends will be subject to U.S. federal income tax on a net income basis in a manner similar to that which would apply if the non-U.S. holder were a U.S. person. Corporate non-U.S. holders who receive effectively connected dividends may also be subject to an additional “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

Sale or Taxable Disposition of Common Stock by Non-U.S. Holders

Any gain realized on the sale, exchange, or other taxable disposition of the common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment, or fixed base in the case of an individual non-U.S. holder, that is maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition and the non-U.S. holder’s holding period in the common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale or disposition under regular graduated U.S. federal income tax rates as if the holder were a U.S. person. If the non-U.S. holder is a corporation, then the gain may also, under certain circumstances, be subject to the “branch profits” tax, which is discussed above.

An individual non-U.S. holder described in the second bullet point above will be subject to a tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the sale, which may be offset by U.S.-source capital losses, even though the individual is not considered a resident of the United States for U.S. federal income tax purposes, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe we are not, have not been and will not become a “United States real property holding corporation” for U.S. federal income tax purposes. In the event that we are or become a United States real property holding corporation at any time during the applicable period described in the third bullet point above, any gain recognized on a sale or other taxable disposition of the common stock may be subject to U.S. federal income tax, including any applicable withholding tax, if (1) the non-U.S. holder beneficially owns, or has owned, more than 5% of our common stock at any time during the applicable period, or (2) our common stock ceases to be traded on an “established securities market” within the meaning of the Code. Non-U.S. holders who intend to acquire more than 5% of our common stock are encouraged to consult their tax advisors with respect to the U.S. tax consequences of a disposition of the common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends and other distributions paid to the holder and the tax withheld, if any, from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reporting such dividends and the tax withheld may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will generally be subject to backup withholding, currently at a 28% rate, for dividends paid to the holder unless the holder certifies under penalty of perjury that it is not a U.S. person on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) or the holder otherwise establishes an exemption (provided that the payor does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the common stock by a non-U.S. holder within the United States or conducted through certain U.S.-related financial intermediaries, unless the holder certifies under penalty of perjury that it is not a U.S. person on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) or the holder otherwise establishes an exemption (provided that neither the broker nor intermediary has actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors to determine their ability to obtain a refund or credit in the event that backup withholding applies to them.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

Withholding on Payments to Certain Foreign Entities

Sections 1471 to 1474 of the Code and the Treasury regulations thereunder impose information reporting and withholding tax requirements for dividends and sales proceeds paid to certain non-U.S. entities that hold shares in U.S. corporations. In general, to avoid a 30% withholding tax under these provisions, (1) foreign financial institutions that hold shares in U.S. corporations will be required to identify for the IRS each U.S. account owner who is a beneficial owner of such shares and to provide certain information regarding the account, and also to agree to comply with certain other requirements, and (2) other foreign entities (aside from public companies) that are beneficial owners of shares will be required to identify U.S. persons who are “substantial owners” (as defined in the Code) in such foreign entity. Withholding pursuant to these provisions currently applies to dividends on our common stock and is set to apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. Foreign entities, and other foreign persons who plan to have their shares of our common stock held through a foreign financial institution, should consider the potential applicability of these provisions by consulting with their own tax advisors.

The preceding discussion of material U.S. federal income and estate tax considerations is for general information only. It is not tax or legal advice. Each prospective investor should consult its own tax advisor regarding the tax consequences of purchasing, holding, and disposing of our common stock, including the consequences of any proposed change in applicable law, as well as tax consequences arising under any state, local, non-U.S., or U.S. federal tax laws.

UNDERWRITING (Conflicts of Interest)

We, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Deutsche Bank Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	680,000
Deutsche Bank Securities Inc.	680,000
Jefferies LLC	220,000
Canaccord Genuity Inc.	140,000
Piper Jaffray & Co.	140,000
Raymond James & Associates, Inc.	140,000

Total	2,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 300,000 shares from the selling stockholder to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 300,000 additional shares.

Paid by the Selling Stockholder
	No Exercise	Full Exercise
Per Share	$1.654	$1.654
Total	$3,308,000	$3,804,200

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.992 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our officers and directors and the selling stockholder have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans, among certain other limited exceptions.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Stock Market, in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $550,000.

We have agreed to pay the filing fees incident to, and the fees and disbursements of counsel for the underwriters in connection with, any required review by FINRA in connection with this offering in an amount not to exceed $20,000.

We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In addition, Goldman Sachs & Co., an underwriter of this offering, is an affiliate of the Goldman Funds, our controlling stockholder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer of shares to the public may not be made in that Relevant Member State, except that an offer of shares to the public may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person who initially acquires any shares or to whom an offer is made will be deemed to have represented, warranted and agreed to and with the underwriters that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Conflicts of Interest

Goldman, Sachs & Co., an underwriter of this offering, is an affiliate of the Goldman Funds, our controlling stockholder. In addition, the Goldman Funds propose to sell up to 2,000,000 shares in this offering, and expect to receive at least five percent of the net offering proceeds of this offering, not including underwriting compensation. Since the Goldman Funds beneficially own more than 10% of our outstanding common stock and will receive at least five percent of the net offering proceeds of this offering, not including underwriting compensation, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5110 and Rule 5121 of the Conduct Rules. In addition, in accordance with Rule 5121, Goldman, Sachs & Co. will not make sales to discretionary accounts without the prior written consent of the customer.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. Orrick, Herrington & Sutcliffe LLP, New York, New York is acting as counsel for the underwriters in this offering.

EXPERTS

The consolidated financial statements of Benefitfocus, Inc. appearing in Benefitfocus, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, which includes exhibits, schedules and amendments, under the Securities Act with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities, and this offering. The registration statement and its exhibits, as well as any other documents that we have filed with the SEC, may be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains the registration statement and other reports, proxy and information statements, and information that we file electronically with the SEC.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s website, as described above, or via our website at www.benefitfocus.com. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information”. The documents we are incorporating by reference are:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2015 Annual Meeting of Stockholders;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on May 6, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 3, 2015;

•	our Current Reports on Form 8-K filed with the SEC on February 26, 2015, April 8, 2015, June 15, 2015 and June 16, 2015; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on September 4, 2013.

In addition, all documents subsequently filed, but not furnished, by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date the offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that has been or may, from time to time, be furnished to the SEC be incorporated into or otherwise become a part of this Registration Statement.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Benefitfocus, Inc., 100 Benefitfocus Way, Charleston, South Carolina 29492 or call (843) 849-7476.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

2,000,000 Shares

Benefitfocus, Inc.

Common Stock

Goldman, Sachs & Co.

Deutsche Bank Securities

Jefferies

Canaccord Genuity

Piper Jaffray

Raymond James